Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Announces Price Increases

For Immediate Release

Tuesday, Sept. 12, 2006

[CHARLOTTE, N.C.] —Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) announced today that prices of its nonwoven roll goods in North America will increase 5 to 7 percent, depending on the specific products, due to sustained high levels of raw material and energy costs. The increases, effective Oct. 1, will primarily apply to products with petroleum-based raw materials including polyester, polypropylene and polyethylene.  Outside of North America, the company is implementing price increases on polypropylene-based products, with the amount of the price impact dependent on specific regional factors.

“The raw material markets have continued to remain at elevated levels through 2006,” said James Schaeffer, PGI chief executive officer. “While certain petroleum prices, like crude oil, have shown some recent abatement, tight supply in our primary raw material markets has kept prices high.  Costs of certain of our primary raw materials have increased in excess of 15 to 20 percent year-over-year.   Additionally, electricity costs are 5 to 8 percent higher than the same time last year. We continue to focus on making our global manufacturing operations as efficient as possible; however, these price increases are necessary to ensure our customers continue to receive the best total value in the industry,” Schaeffer added.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 22 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; inability to achieve successful start-up on new production lines; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President — Strategic Planning & Communication

(704) 697-5186

normand@pginw.com